As filed with the Securities and Exchange Commission on February 5, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

VOLATO GROUP, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1954 Airport Road Suite 124 Chamblee, Georgia 30041	87-2488708
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, of Principal Executive Offices)	(I.R.S. Employer Identification Number)
Volato Group, Inc. 2023 Stock Incentive Plan Volato, Inc. 2021 Equity Incentive Stock Plan (as Assumed by Volato Group, Inc. And Amended and Restated)
(Full title of the plans)

Matthew Liotta
Chief Executive Officer
1954 Airport Road
Suite 124
Chamblee, Georgia 30341
Telephone: (844) 399-8998
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

F. Reid Avett
Womble Bond Dickinson (US) LLP
20001 K Street, NW
Suite 400 South
Washington, D.C. 20006
Telephone: (202) 857-4425

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”), either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.
Incorporation of Documents by Reference.

The documents listed in (a) through (e) below are incorporated by reference in this registration statement.

(a)
the proxy statement/prospectus/consent solicitation statement of the Registrant (as defined below) constituting part of the Registrant’s Registration Statement on Form S-4 (File No.  333-274082), filed with the SEC pursuant to Rule 424(b) under the Securities Act on November 3, 2023, which contains the audited financial statements for Volato Group, Inc.’s latest fiscal year for which such statements have been filed;

(b)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 27, 2023;

(c)
the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, filed with the SEC on May 10, 2023, August 14, 2023 and November 14, 2023, respectively and the Registrant’s Quarterly Report on Form 10-Q/A filed amending the Quarterly Report for the quarter ended June 30, 2023, filed with the SEC on September 1, 2023;

(d)
the Registrant’s Current Reports on Form 8-K filed with the SEC on January  26, 2023; May 25, 2023; August 2, 2023; August 23, 2023; November 29, 2023; December 1, 2023; December 7, 2023; and January 16, 2024 and the Registrant’s Current Report on Form 8-K/A filed with the SEC on December 8, 2023 (except for any portions of such Current Reports on Form 8-K furnished pursuant to Item 2.02 and/or Item 7.01 thereof and any corresponding exhibits thereto not filed with the SEC); and

(e)
the description of the Registrant’s Class A common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-41104) filed with the SEC on December 1, 2023, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by Volato Group (formerly known as Proof Acquisition Corp. I) (the “Registrant”) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this registration statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6.
Indemnification of Directors and Officers.

Delaware General Corporation Law (“DGCL”) authorizes corporations to limit or eliminate the personal liability of directors or officers of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Registrant’s Second Amended and Restated Certificate of Incorporation (the “Amended Charter“) includes a provision that eliminates the personal liability of directors or officers for monetary damages for any breach of fiduciary duty as a director or officer to the fullest extent permitted under the DGCL (including to the extent that the DGCL may subsequently be amended to further expand the scope of permissible exculpation of directors or officers under Delaware law).

Section 145(a) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In addition, Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper. Under Section 145(c) of the DGCL, present and former directors, and certain present and former officers, that have been successful on the merits or otherwise in defense of any action, suit or proceeding referenced in Section 145(a) or 145(b) of the DGCL, or in defense of any claim, issue or matter therein, are entitled to mandatory indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

The Registrant’s Second Amended and Restated Bylaws (the “Amended Bylaws”) provide that the Registrant generally must indemnify the Registrant’s directors and officers to the fullest extent authorized by the DGCL (except that the Registrant is only obligated to indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Registrant’s  board of directors) and advance expense to the Registrant’s directors and officers in the defense of actions, suits, or proceedings arising by reason of the fact of their corporate status. The Registrant also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for the Registrant directors, officers, and certain employees for some liabilities. The Registrant believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

Item 7.
Exemption from Registration Claimed.

Not applicable.

Item 8.
Exhibits.

Exhibit No.	Description
4.1
Second Amended and Restated Certificate of Incorporation of Volato Group, Inc. (included as Annex B to PROOF Acquisition Corp I’s Registration Statement on Form S-4 (File No. 333-274082), filed with the Securities and Exchange Commission on August 18, 2023).

4.2
Second Amended and Restated Bylaws of PROOF Acquisition Corp I (incorporated by reference to Exhibit 3.5 to PROOF Acquisition Corp I’s Registration Statement on Form S-4 (File No. 333-274082), filed with the Securities and Exchange Commission on August 18, 2023).

4.3
Form of Specimen Common Stock Certificate of Volato Group, Inc. (incorporated by reference to Exhibit 4.1 to Volato Group, Inc.’s Current Report on Form 8-K (File No. 001-41104), filed with the Securities and Exchange Commission on December 7, 2023).

5.1	Opinion of Womble Bond Dickinson (US) LLP.
10.1	Volato Group, Inc. 2023 Stock Incentive Plan.
10.2	Volato, Inc. 2021 Equity Incentive Stock Plan (as Assumed by Volato Group, Inc. and Amended and Restated).
23.1	Consent of Marcum LLP.
23.2	Consent of Rose Snyder Jacobs, LLP.
23.3	Consent of Womble Bond Dickinson (US) LLP (included as part of Exhibit 5.1).
24.1	Power of Attorney (included on the signature page hereto).
107	Filing Fee Table.

Item 9.
Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with, or furnished to, the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto authorized, in the City of Chamblee, State of Georgia, on February 5, 2024.

VOLATO GROUP, INC.
By:	/s/ Matthew Liotta
Name:	Matthew Liotta
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Matthew Liotta and Mark Heinen, as their attorney-in-fact, with full power of substitution and resubstitution, for them and in their name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments), and any and all registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to this registration statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said registration statement.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Matthew Liotta	Chief Executive Officer and Director (Principal Executive Officer)	February 5, 2024
Matthew Liotta
/s/ Mark Heinen	Chief Financial Officer (Principal Financial and Accounting Officer)	February 5, 2024
Mark Heinen
/s/ Katherine Arris-Wilson	Director	February 5, 2024
Katherine Arris-Wilson
/s/ Dana Born	Director	February 5, 2024
Dana Born
/s/ Nicholas Cooper	Chief Commercial Officer and Director	February 5, 2024
Nicholas Cooper
/s/ Joan Sullivan Garrett	Director	February 5, 2024
Joan Sullivan Garrett
/s/ Peter Mirabello	Director	February 5, 2024
Peter Mirabello
/s/ Michael Nichols	Director	February 5, 2024
Michael Nichols